Exhibit 99.1

Computer Access Technology Corporation (ticker: CATZ, exchange: NASDAQ) News Release—6/4/2002

CATC Completes Acquisition of Verisys

Expands Storage Area Network Analyzer Portfolio

June 04, 2002, Santa Clara, CA.—Computer Access Technology Corporation (CATC) (Nasdaq: CATZ), a leading provider of advanced verification systems and connectivity products for communications protocols, announced today it has completed the acquisition of Verisys. The acquisition of Verisys, a leader in SCSI Bus Analyzers for the Storage Area Network (SAN) marketplace, will enhance CATC’s position in the SAN marketplace, complementing an existing portfolio of analyzers, which include InfiniBand and Serial ATA Protocol Analyzers.

About CATC

CATC, a communications protocol expert company, provides advanced verification systems and connectivity products for existing and emerging digital communications standards such as USB, IEEE1394, Bluetooth wireless technology, InfiniBand, Serial ATA and Ethernet. CATC products are used by semiconductor, device, system and software companies at each phase of their product lifecycle from development through production and market deployment. CATC was founded in 1992 and is headquartered in Santa Clara, California. CATC can be found on the Web at http://www.catc.com.

About Verisys

Verisys, Inc., based just outside of Silicon Valley in Aptos, California, was founded in 1992. The company develops, manufactures and sells expert bus analysis tools for the SCSI market. Its products are noted for their unique combination of portability and performance in the resolution of advanced SCSI issues.

Regarding Forward-Looking Statements

Certain statements made in this news release are forward-looking, such as those statements concerning the acquisition of Verisys enhancing CATC’s position in the SAN marketplace, expanding CATC’s penetration of the SAN market, and the growth potential of the SAN market. Such statements, and any other forward looking statements, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially include, among other things, that the acquisition of Verisys will not enhance CATC’s position in or penetration of the SAN marketplace. These and other risk factors that may affect CATC’s financial results in the future are discussed in CATC’s Annual Report on Form 10-K, filed March 28, 2002 and which can be viewed at the Securities and Exchange Commission’s website at http://www.sec.gov/. CATC undertakes no obligation to update any forward-looking statements.

CONTACT:    Dennis W. Evans of Computer Access Technology Corporation, +1-408-727-6600, or investor.relations@catc.com